Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 71 dated February 22, 2005
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             February 22, 2005
Issue Date:             February 25, 2005



CUSIP       Aggregate        Price to    Gross       Named       Dealers'
Number      Principal        Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FDQ1   $15,000,000.00   100.00%     2.50%       2.50%       2.50%


CUSIP       Net Proceeds     Interest Rate
Number      to Issuer        per Annum

52519FDQ1   $14,625,000.00   5.60%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FDQ1   Monthly on the          March 25, 2005       February 25, 2030
            25th, and on the
            Maturity Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FDQ1   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 25th, commencing February 25, 2010. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            In addition to the Aggregate Principal Amount shown
                        above, at the Issue Date specified above, Lehman
                        Brothers Holdings may issue up to an additional
                        $85,000,000.00 aggregate principal amount of Notes identical in all respects (including with respect to the Price to Public, Gross Agents' Concession, Named
                        Agents' Concession, and Dealers' Selling Concession specified above).


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.



LEHMAN BROTHERS                                     EDWARD D. JONES & CO., L.P.